Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALL WEST BANCORP

ALL WEST BANCORP, a Utah corporation (the “Corporation”), does hereby amend and restate its Articles of lncorporation in accordance with the Utah Revised Business Corporation Act (the “Act”),

1.	The name of the Corporation prior to the filing of these Amended and Restated Articles of Incorporation is: All West Bancorp.

2.	The Articles of lncorporation are hereby amended in their entirety as follows:

ARTICLE I - NAME

 The name of this corporation is: FinWise Bancorp

ARTICLE II - PURPOSES AND POWERS

 Section 2.1 Purposes, This corporation is incorporated for any and all lawful purposes for which corporations may be incorporated under the Act.

 Section 2.2 Powers. The corporation shall have and exercise al1 powers necessary or convenient for the carrying out of any or all of the purposes for which it is incorporated, including the power to deal with all forms of real and personal property, tangible and intangible, wherever located.

ARTICLE III - STOCK

 Section 3. 1 Number of Shares. This corporation is authorized to issue a total of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

 Section 3.2 Rights of Common Stock. The voting powers, rights and privileges vested in the holders of shares of the common stock shall be as provided by the Utah Model Business Corporation Act without modification in these Articles.

 Section 3.3 Preferred Stock in Series As Determined by the Board of Directors. The board of directors may issue the preferred stock in one or more series having such preferences, dividends, voting rights and other provisions as the board of directors shall provlde by resolution at the time a series of prefered stock is created and designated according to the Utah Revised Model Business Corporation Act.

 Section 3.4 Stock Not Assessable. Fully paid shares of capital stock of this corporation shall not be liable to any call and shall be nonassessable,

ARTICLE lV - REGISTERED AGENT AND REGISTERED OFFICE

 The name of the Corporation’s non-commercial registered agent is R. Gary Winger. The address of the non-commercial registered office of this corporation is 50 E South Temple, Suite 400, Salt Lake City, UT  84111,

ARTICLE V -  DIRECTORS

 Section 5.1 Number of Directors And Qualification. The authorized number of directors shall be a minimum of five (5) and a maximum of nine (9) with the exact number of directors within such parameters to be set by the Board of Directors from time to time; provided that no decrease in the number of directors shall have tho effect of shortening the term of any incumbent director. Directors need not be residents of the State of Utah or shareholders of the corporation. The members of the Board of Directors shall be divided into three classes, the respective terms of office of which shall end in successive years. Following the initial term for each class of directors, which initial term shall range from one to three years, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified, unless they are elected to fill a vacancy in which case they shall serve for the remainder of the term of the vacant position to which they are elected to fill. At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.

ARTICLE VI - LIMITATION ON DIRECTORS’ LIABILITY

 Section 6.1 Limitation Upon Directors’ Liability. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, no director of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions under Section 16-l0a-840 of the Act, or (iv) for any transaction from which a director derivcd an improper personal benefit; provided, that to the extent that this provision conflicts with or contradicts the provisions of 12 C.F.R. § 359.1(/), as such regulations now exist. or may hereafter be amended, such regulations shall control over the limitation of directors’ liability otherwise provided in this Section 6.1.

 Section 6.2 Amendment or Repeal of Limitation. Any amendment or repeal of this Article VI or adoption of any other provision of the Articles of Incorporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or failure to act, by a director of this corporation prior to such amendment, repeal, or other provision becoming effective.

ARTICLE VIl - FAIR PRICE PROVISION

 Section 7.1 Business Transaction Approval. Unless the conditions set forth in clauses 1 and 2 below are satisfied, there shall be no “Business Transaction,” as defined below, between this corporation and a ‘‘Related Person”, as defined below, except upon the affirmative vote of the holders of eighty percent (80%) of all the shares of stock of this corporation entitled to vote in elections of directors, considered for the purposes of this Article VII as one class.

The approval of eighty percent (80%) of the holders of stock of this corporation shall not be required for those Business Transactions involving a Related Person if (1) the Business Transaction has been approved by two-thirds of the “Continuing Directors” of the corporation, as defined, or (2) all of the following conditions are satisfied:

(a) the Business Transaction is a merger or consolidation of the corporation and the amount paid per share to the holders of common stock of the corporation is at least equal in value to the highest amount paid by the Related Person for a share of common stock of the corporation within two years prior to the date such person became a Related Person or in the transaction in which the Related Person became a Related Person (the ‘‘Highest Purchase Price’’ ):

(b) after becoming a Related Person and prior to such merger or consolidation, such Related Person did not acquire any additional shares of voting stock of the corporation; and

(c) prior to consummation of the merger or consolidation, such Related Person did not receive any benefits from the corporation (except proportionately as a shareholder) or cause any material change in the corporation’s business or equity capital structure.

Section 7 .2 Definitions.

           (a) Definition of Business Transaction.  For purposes of this Article VII, a “Business Transaction” shall mean one of the following transactions involving this corporation  Related Person (other than where the Related Person is participating proportionately as a shareholder): (a) a merger or consolidation involving the corporation or  any of its subsidiaries, (b) the sale, exchange or other disposition by the corporation or any of its subsidiaries of assets constituting more than twenty percent (20%) of the fair market value of the total assets of the entity involved, (c) the purchase or other acquisition by the corporation or any of its subsidiaries of more than twenty percent (20%) of the fair market value of the total assets of the entity involved, (d) the issuance,  transfer or other disposition of any securities of the corporation or of any of its subsidiaries, (e) any recapitalization or reclassification of securities of the corporation or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off or other dissolution of the corporation, and (g) any agreement or other arrangement providing for any of the transactions defined as a Business Transaction.

(b) Definition of Related Person.  A “Related Person’’ for purposes of this Article shall mean any person or entity which is the “beneficial owner” directly or indirectly of shares of stock of this corporation possessing more than ten percent (10%) of the votes of the outstanding shares of stock of this corporation entitled to vote in the election of directors, considered for the purposes of this Article VII as one class. For the purpose of this Article VII, and without limiting the definition of “beneficial owner” or “beneficially own,” any corporation, person or other entity shall be deemed to be the “beneficial owner” of or to “beneficially own” any share of stock of the corporation: (a) which it has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which is “beneficially owned. “directly or indirectly (including shares deemed owned through application of the foregoing clause (a) of this paragraph), by any other corporation, person or other entity either with which it or its  “affilate’’or ‘‘associate” has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time or any successor provision. Also for purposes of this Article VII, the “outstanding’’ shares of any class of stock of the corporation shall include shares deemed owned through application of the foregoing clauses (a) and (b) of this paragraph, but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                     (c) Definition of Continuing Director.  For purposes of this Article VII, a “Continuing Director” shall mean a director who was elected by the public shareholders of the corporation prior to the time that the Related Person became a Related Person, or a person elected to succeed o Continuing Director by a majority of the Continuing Directors, so long as such Continuing Directors constitute a majority of the board of directors of the corporation both before and after the Business Transaction.

Section 7.3 Amendment or Repeal of Fair Price Provision. This Article VII may not be amended, nor may it be repeated in whole or in part, until authorized by the favorable vote of not less than eighty percent (80%) of all of the votes entitled to be cast thereon by the holders of the issued and outstanding common stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article to be a Class, unless at the time any such proposed amendment or repeal is submitted to vote of the shareholders of the corporation entitled to vote there is no Related Person, as defined, in which event this Article VII may be so amended or repealed by the favorable vote of not less than such number of votes as shall otherwise be required by law at such time to effect such amendment or repeal.

ARTICLE VIII - SHAREHOLDER ACTION REQUIREMENT

Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of not less than sixty-five percent (65%) of the voting of all of the then-outstanding shares of capital stock shall be required for the shareholders to take action on any matter (other than the election of directors), including, without limitation, altering, amending or repealing these Articles of Incorporation or the Corporation’s Bylaws.

ARTICLE IX-lNDEMNIFICATION

The corporation shall indemnify each person who is or was a director, officer, employee, or agent of the Corporation or an individual who, while serving in the indicated relationship to the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan, to the fullest extent permitted by the Act provided that under no circumstances shall the Corporation make any “prohibited indemnification payment” under 12 C.F.R. § 359.3, as such term is defined in 12 C.F.R. § 359.J(l), as such regulations now exist of or may hereafter be amended. The Corporation may provide indemnification to the extent of any “permissible indemnification payments” as such term is defined in 12 C.F.R. § 359.5, and also to the extent of any of the exceptions to “prohibited indemnification payments” under 12 C.F.R. § 359.1(1)(2), including the purchase of commercial insurnnce policies or fidelity bonds.

3.	The amendments to the foregoing amended and restated articles were adopted by Action by Majority Consent of the Corporation’s Shareholders as of March 4, 202 l .

4.
The numbcr of shares of common stock of the Corporation outstanding and entitled to vote thereon at the time of such adoption was 1,444,889. The designation and nunbcr of outstanding shares of the only class entitled to vote thereon as a class were these 1,444,889 shares of common stock.

5.	The number of shares voted for such amendment was 970,687 and the number of shares voted against such amendment was 0.

All prior Articles of lncorporation and amendments thereto are superseded in their entirety by the provisions of these Third Amended and Restated Articles of lncorporation.

  [Signatures on Next Page]

IN W ITNESS WHEREOF the undersigned hereby executes these Third Amended and Restated Articles of lncorporation this 5th day of March, 2021.

/s/ Kent Landvetter
Kent Landvetter